MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2009

Millington, NJ (NASDAQ: MSBF) Millington Financial Corp. (the “Company”) reported net income for the fiscal year ended June 30, 2009 of $212,000 or $0.04 per diluted common share, compared to net income of $612,000 or $0.11 per diluted share for the year ended June 30, 2008. The $400,000 decrease in net income for fiscal year 2009 as compared to fiscal year 2008 reflects increases of $648,000 in the provision for loan losses, $373,000 in FDIC deposit insurance assessments and $710,000 in other non-interest expense categories in aggregate, which was primarily attributable to the opening of the Bernardsville branch. These expenses were partially offset by a $1.2 million increase in net interest income and a $185,000 decrease in income tax expense.

For the quarter ended June 30, 2009, the Company incurred a net loss of $208,000 as compared to net income of $82,000 for the quarter ended June 30, 2008. The $290,000 decrease was primarily attributed to an increase of $520,000 in the provision for loan losses and an increase of $186,000 in FDIC deposit insurance assessment expense which were offset in part by a $305,000 increase in net interest income and a $167,000 decrease in income tax expense as compared to the comparative periods.

The increase in the provision for loan losses for fiscal year 2009 as compared to fiscal year 2008 was necessitated by an increase in the Company’s nonperforming and nonaccrual loans during the most recent quarterly period. Specifically, nonaccrual loans increased from $3.5 million at March 31, 2009 to $6.5 million at June 30, 2009. Loans 90 days or more past due and still accruing interest decreased from $4.8 million at March 31, 2009 to $3.1 million at June 30, 2009 due mainly to transfers to nonaccrual status. At June 30, 2008, the Company reported nonaccrual loans and loans 90 days or more and still accruing of $2.9 million and $2.2 million, respectively. The Bank’s ratio of non-performing loans to total loans increased from 2.00% at June 30, 2008 to 3.40% at June 30, 2009. The increase in nonperforming loans consisted mainly of loans secured by first liens on one – to four-family residential properties.

FDIC insurance expense increased by $373,000 for the fiscal year ended June 30, 2009 compared to the fiscal year ended June 30, 2008 due to the special assessment of $161,000. The special assessment was assessed on all financial institutions based on total assets as of June 30, 2009 less Tier 1 capital and is payable on September 30, 2009. The Special Emergency Assessment, which is applicable to all Federally insured depository institutions, was deemed necessary by the FDIC to improve the overall capital position of the insurance fund. The increase in FDIC insurance expense also reflects the increase in the base insurance rates.

Net interest income increased for fiscal year 2009 to $8.8 million, up $1.2 million from the year ended June 30, 2008. This increase resulted from a decrease in interest expense of $1.3 million due mainly to a 90 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $32 million increase in the average balance of such liabilities. Interest income for the year ended June 30, 2009 was comparable to the prior fiscal year, decreasing by only $90,000 as the decline in the average rate earned on interest-earning assets was offset by an increase in the average balance.

Non-interest income decreased $22,000 from $568,000 for the year ended June 30, 2008 to $546,000 for the current fiscal year as declines in fees and service charges and income earned from bank owned life insurance were partially offset by an increase in other non-interest income.

Non-interest expenses totaled $8.2 million for the year ended June 30, 2009 as compared to $7.1 million for the year ended June 30, 2008. In addition to the aforementioned increase in FDIC expenses, salaries and employee compensation increased by $262,000 reflecting annual salary increases as well as the additional compensation associated with the branch opened in September 2008; occupancy and equipment expense rose by $314,000 due mainly to the new branch expenses and miscellaneous non-interest expenses increased by $94,000 or 7%.

Income tax expense for the year ended June 30, 2009 totaled $130,000 down from $315,000 for the year ended June 30, 2008 due to the lower level of taxable income.

The Company’s total assets at June 30, 2009 were $352.3 million at fiscal year end up from $308.1 million at June 30, 2008 with the $44.2 million increase due mainly to a $21.8 million increase in net loans and a $15.9 million increase in securities held to maturity. Deposits increased by $46.9 million year over year with the growth primarily in savings deposit balances. Shareholders’ equity was $41.0 million at June 30, 2009 as compared to $43.4 million at June 30, 2008 with the decrease attributable to treasury stock repurchases during the year, partially offset by net income from the period.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to as number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

MSB FINANCIAL CORP

(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
		(Unaudited)
		At June 30,
	2009	2008	2007

Total assets	$352,252	$308,058	$284,578

Cash and cash equivalents	9,499	4,695	4,269

Loans receivable, net	276,058	254,290	233,498

Securities held to maturity	44,687	28,743	29,336

Deposits	272,280	225,371	211,118

Borrowed funds	36,218	37,068	27,889

Total stockholder's equity	41,000	43,396	43,346

Summary of Operations:
	(Unaudited)
	For the Year Ended June 30,
	2009	2008	2007

Total interest income	$16,536	$16,626	$16,131

Total interest expense	7,784	9,042	8,813

Net interest income	8,752	7,584	7,318

Provision for loan losses	783	135	5

Net interest income after provision for loan losses	7,969	7,449	7,313

Noninterest income	546	568	1,579

Noninterest expense	8,173	7,090	6,740

Income before taxes	342	927	2,152

Income tax provision	130	315	820

Net income	$212	$612	$1,332

Net income per common share:

basic and diluted	$0.04	$0.11	$0.32

Weighted average number of shares of common stock outstanding	5,234,580	5,429,817	4,215,123

	(Unaudited)
	At or For the
	Year Ended
Performance Ratios:	June 30,
	2009	2008

Return on average assets (ratio of net income to average total assets)	0.06%	0.21%

Return on average equity (ratio of net income to average equity)	0.50	1.39

Net interest rate spread	2.54	2.21

Net interest margin on average interest-earning assets	2.86	2.72

Average interest-earning assets to average interest-bearing liabilities	112.42	115.73

Operating expense ratio (noninterest expenses to average total assets)	2.50	2.40

Efficiency ratio (noninterest expense divided by sum of net interest income and noninterest income)	87.90	86.97

Asset Quality Ratios:

Non-performing loans to total loans	3.40	2.00

Non-performing assets to total assets	2.74	1.68

Net charge-offs to average loans outstanding	0.00	0.01

Allowance for loan losses to non-performing loans	18.73	19.79

Allowance for loan losses to total loans	0.64	0.40

Capital Ratios:

Equity to total assets at end of period	11.64	14.09

Average equity to average assets	12.86	14.90

Number of Offices	5	4

CONTACT:	MSB Financial Corp. Michael Shriner, Executive Vice President (908) 647-4000 mshriner@millingtonsb.com